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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

AMERICAN HOMES 4 RENT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TO THE SHAREHOLDERS OF
AMERICAN HOMES 4 RENT

April 1, 2016

Dear American Homes 4 Rent Shareholder:

              On behalf of the Board of Trustees of American Homes 4 Rent, I am pleased to invite you to attend our 2016 Annual Meeting of Shareholders. The meeting will be held on Tuesday, May 3, 2016, at 10:00 a.m., local time, at the Sheraton Agoura Hills Hotel located at 30100 Agoura Road, Agoura Hills, California 91301. You may attend the meeting in person or by proxy.

              Your vote is important, and we strongly urge you to cast your vote. You may vote by using the Internet, the telephone, or by signing, dating and returning the enclosed proxy card. To ensure that your vote is recorded, please vote as soon as possible, whether or not you plan to attend in person. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

              We appreciate your continued trust and confidence as an investor in American Homes 4 Rent.

Sincerely,

David P. Singelyn Chief Executive Officer

AMERICAN HOMES 4 RENT
30601 Agoura Road, Suite 200
Agoura Hills, California 91301

NOTICE OF THE 2016 ANNUAL MEETING OF SHAREHOLDERS

              The 2016 Annual Meeting of Shareholders of American Homes 4 Rent, a Maryland real estate investment trust, will be held at the time and place and for the purposes indicated below.

Time and Date:	10:00 a.m., local time, on Tuesday, May 3, 2016.
Place:	The Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, California 91301.
Items of Business:	1.	To elect nine trustees from the nominees named in the attached proxy statement to serve until the 2017 Annual Meeting of Shareholders;
	2.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for American Homes 4 Rent for the fiscal year ending December 31, 2016;
	3.	To hold an advisory vote to approve the compensation of our named executive officers; and
	4.	To consider and act upon any other matters as may properly come before the meeting or any adjournment or postponement thereof.
Recommendations of the Board:
The Board of Trustees unanimously recommends that you vote "FOR" each of the trustee nominees, "FOR" ratification of the appointment of BDO USA, LLP, and "FOR" approval of the advisory vote on executive compensation. The full text of these proposals is set forth in the accompanying proxy statement.
Adjournments and Postponements:
Any action on the items of business described above may be considered at the meeting at the time and on the date specified above or at any time and date to which the meeting may be properly adjourned or postponed.
Record Date:
You are entitled to vote at the meeting if you were a shareholder of record at the close of business on March 11, 2016 of our Class A common shares of beneficial interest, par value $0.01 per share, or our Class B common shares of beneficial interest, par value $0.01 per share.
Voting:
Your vote is very important. To ensure your representation at the meeting, please mark your vote on the enclosed proxy/voting instruction card, then date, sign and mail the proxy/voting instruction card in the pre-addressed postage-paid return envelope included with these materials as soon as possible. You may also vote by telephone or online by following the instructions included with your proxy statement and card. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement on page 3.

By Order of the Board of Trustees,
Stephanie Heim Senior Vice President - Counsel & Assistant Secretary

April 1, 2016

(i)

AMERICAN HOMES 4 RENT

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 3, 2016

GENERAL INFORMATION

              We are providing these proxy materials in connection with the solicitation by the Board of Trustees ("the Board" or "our Board") of American Homes 4 Rent ("the company," "we," "our" or "us") of proxies to be voted at our 2016 Annual Meeting of Shareholders (the "Annual Meeting") and at any adjournment or postponement of the Annual Meeting. The 2016 Annual Meeting will be held on May 3, 2016 at 10:00 a.m., local time, at the Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, California 91301. The materials are being provided to all holders of record of Class A common shares of beneficial interest, par value $0.01 per share ("Class A common shares"), and of Class B common shares of beneficial interest, par value $0.01 per share ("Class B common shares" and together with the Class A common shares, the "common shares") of the company.

              This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures. This notice of Annual Meeting and proxy statement is first being distributed and made available on or about April 1, 2016 to shareholders of record as of the close of business on March 11, 2016, the record date set by our Board.

VOTING INFORMATION

Who may attend and vote at the Annual Meeting?

              Only shareholders of record at the close of business on the record date of March 11, 2016 will be entitled to vote at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting. On the record date, approximately 241,796,328 of the company's Class A common shares were issued and outstanding and 635,075 Class B common shares were issued and outstanding.

              If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend the Annual Meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

What items of business will be voted on at the Annual Meeting?

              Shareholders will vote on the following matters at the Annual Meeting:

  •
  The election of nine trustees from the nominees named in Proposal 1 to the Board to serve until the 2017 Annual Meeting of Shareholders;

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  The ratification of the appointment of BDO USA, LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2016, as set forth in Proposal 2; and

  •
  An advisory vote to approve the compensation of our named executive officers as set forth in Proposal 3.

These proposals are discussed in more detail in this proxy statement.    We will also consider any other matters properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How does the Board recommend that I vote?

              Our Board unanimously recommends that you vote:

  •
  "FOR" the election of each of the nine nominees for trustee named in Proposal 1;

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  "FOR" ratification of the appointment of BDO USA, LLP as the company's independent registered public accounting firm for fiscal year 2016 as set forth in Proposal 2; and

  •
  "FOR" approval, on an advisory basis, of the compensation of our named executive officers as set forth in Proposal 3.

What voting rights do I have?

              Holders of Class A common shares and Class B common shares vote together on the matters for the election of trustees, ratification of the appointment of the company's independent registered public accounting firm and approval, on an advisory basis, of the compensation of our named executive officers. Each holder of Class A common shares is entitled to one vote per share. Each holder of Class B common shares is entitled to fifty votes per share.

How many shares must be voted to approve each matter?

              Provided that shareholders entitled to cast at least a majority of all the votes entitled to be cast at the Annual Meeting are present in person or by proxy at the Annual Meeting, each matter may be approved as follows:

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  The nine nominees who receive the most votes cast at the Annual Meeting will be elected as trustees of the Company. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote.

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  The affirmative vote of holders of a majority of the votes cast at the Annual Meeting is necessary to ratify the appointment of BDO USA, LLP as the company's independent registered public accounting firm for fiscal year 2016. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted "for" the resolution must exceed the number of shares that are voted "against" the resolution.

  •
  The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of our common shares. Common shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the vote. Although this proposal is not binding on the Board, the Board will consider the results of the shareholder vote. For purposes of the foregoing, a majority of the votes cast means that the number of shares that are cast and are voted "for" the resolution must exceed the number of shares that are voted "against" the resolution.

How do I vote my shares at the Annual Meeting?

If you attend the Annual Meeting:    Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you don't attend the Annual Meeting:    Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:

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  By Internet – Shareholders may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

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  By Telephone – Shareholders may submit proxies over the telephone by following the instructions on the proxy card or voting instruction card.

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  By Mail – Shareholders may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed postage-paid envelope.

How will my proxy be voted?

              If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxies will vote the common shares represented thereby, if any, in the manner specified. If you grant a proxy but do not indicate how your shares should be voted on a matter, the common shares represented by your properly completed proxy/voting instruction card will be voted (1) "FOR" the election of the Board's nominees for trustee, (2) "FOR" the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2016, (3) "FOR" approval of the compensation of our named executive officers, and in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. The persons designated as proxies reserve full discretion to cast votes for other persons if any of the nominees for trustee become unavailable to serve and to cumulate votes selectively among the nominees as to which authority to vote has not been withheld.

Can I change my vote or revoke my proxy?

              You may change your vote before the vote at the Annual Meeting in accordance with the following procedures. If you are the shareholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), (2) by providing a written notice of revocation to the Secretary at American Homes 4 Rent, 30601 Agoura Road, Agoura Hills, CA 91301, prior to your shares being voted, or (3) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee in accordance with their instructions, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How many shares must be present or represented to conduct business at the Annual Meeting?

              A quorum is required to hold the Annual Meeting. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

              A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareholders present or represented by proxy at the Annual Meeting represent less than a majority of all the votes entitled to be cast at the Annual Meeting, the Annual Meeting may be adjourned to a later date for the purpose of obtaining a quorum.

What happens if additional matters are presented at the Annual Meeting?

              Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, David P. Singelyn and John Corrigan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

Who will serve as Inspector of Elections at the Annual Meeting?

              The inspector of elections will be a representative from our transfer agent, American Stock Transfer & Trust Company.

How do I contact the company's transfer agent?

              Please contact our transfer agent at the phone number or address listed below, with questions concerning shares, dividend checks, transfer of ownership or other matters pertaining to your share account: American Stock Transfer & Trust Company, Shareholder Services, 6201 15th Avenue, Brooklyn, NY 11219, phone number: (800) 937-5449 or (718) 921-8124.

Who will bear the costs of soliciting votes for the Annual Meeting?

              We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: This Proxy Statement, the 2015 Annual Report including the Annual Report on Form 10-K for the year ended December 31, 2015 and a sample proxy card are available at www.americanhomes4rent.com/ForInvestors/CorporateInformation/AnnualMeetingDocuments2016.

 CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Business Conduct and Ethics and Corporate Governance Guidelines

              Our Board has adopted a Code of Business Conduct and Ethics that applies to our officers, trustees and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote the following:

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  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our reports filed with the Securities and Exchange Commission ("SEC") and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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  accountability for adherence to the code.

              The Board has also adopted Corporate Governance Guidelines to outline its overall governance practices. The Board periodically reviews its corporate governance policies in light of governmental rules and regulations, practices at other companies and investor input.

              The company's Code of Business Conduct and Ethics and the Corporate Governance Guidelines are each available on the company's website, www.americanhomes4rent.com under the tab "For Investors." A copy of each may be obtained by sending a written request to the company's Investor Relations Department, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301, or submitting an information request under the tab "For Investors" on the company's website. Any amendments or waivers to the Code of Business Conduct and Ethics for trustees or executive officers may be made only by the Nominating and Corporate Governance Committee of our Board and will be disclosed on the company's website or other appropriate means in accordance with applicable SEC and New York Stock Exchange ("NYSE") requirements.

Board of Trustees

              The number of members on our Board will be determined from time-to-time by resolution of the existing members of our Board. Our Board currently consists of nine persons. Our trustees are nominated each year by the Nominating and Corporate Governance Committee.

              We are subject to the rules of the NYSE. Generally, these rules require a number of trustees serving on our board to meet standards of independence. As described below in "Trustee Independence", our Board has determined that six of our nine trustees, specifically Messrs. Angeloff, Benham, Hart, Kropp, Swann and Woolley, are "Independent Trustees" who meet the independence standards of the NYSE. Our Independent Trustees meet regularly in executive sessions without members of management present, generally following each regularly scheduled Board meeting.

              Our Board believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee the management of the company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of the company and a dedication to enhancing shareholder value.

Committees of the Board

              Our Board has established three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees consists of three members, each of whom meets the independence standards of the NYSE. Matters put to a vote by any one of our three independent committees of our Board must be approved by a majority of the trustees on the committee who are present at a meeting, in person or as otherwise permitted by our bylaws, at which there is a quorum or by the unanimous written consent of the trustees serving on the committee. Additionally, our Board may from time to time establish other committees to facilitate the Board's oversight of management of the business and affairs of the company.

              Each of the standing committees operates pursuant to a written charter that can be viewed on our website at www.americanhomes4rent.com under the tab "For Investors." A print copy will be provided to any shareholder who requests a copy by writing to the company's Secretary at American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301, or submitting an information request under the tab "For Investors" on the company's website.

              Our three standing committees are described below, and the current committee members and number of meetings held in 2015 are identified in the following table:

Trustee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dann V. Angeloff			X (Chairman)
Matthew J. Hart	X	X
James H. Kropp	X (Chairman)		X
Lynn Swann		X	X
Kenneth M. Woolley	X	X (Chairman)
Number of meetings in 2015:	4	1	3

              Audit Committee. Our Board has affirmatively determined that each of the Audit Committee members meets the definition of "independent trustee" for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our Board has also determined that each member of our Audit Committee qualifies as an "audit committee financial expert" under SEC rules and regulations. The Audit Committee's principal functions consist of overseeing:

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  review of all related party transactions in accordance with our Related Party Transaction Policy;

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  our accounting and financial reporting processes;

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  the integrity of our consolidated financial statements and financial reporting process;

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  our systems of disclosure controls and procedures and internal control over financial reporting;

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  our compliance with financial, legal and regulatory requirements;

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  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

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  the performance of our internal audit functions; and

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  our overall risk exposure and management.

              Compensation Committee. The Compensation Committee's principal functions consist of supporting the Board in fulfilling its oversight responsibilities relating to the following:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer's compensation, evaluating our chief executive officer's performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

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  reviewing and approving the compensation of our other executive officers;

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  reviewing our executive compensation policies and plans;

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  implementing and administering our incentive and equity-based compensation plans;

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  producing a report on executive compensation to be included in our annual proxy statement; and

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  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

              Compensation Committee Interlocks and Insider Participation. None of our current Compensation Committee members is or was an officer or employee, or former officer or employee, of the Company. None of our executive officers serve as a member of a board of directors, board of trustees or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee.

              Oversight of Compensation Risks. In February 2016, the Compensation Committee considered a report from management concerning its review of potential risks related to compensation policies and practices of all employees of the company. In connection with its review, the Compensation Committee discussed the report with senior management and also discussed management's conclusion that the company's compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

              In connection with preparing the report for the Compensation Committee's consideration, members of our senior management team, including our Chief Executive Officer, Chief Operating Officer, Chief Legal Officer and Vice President of Human Resources, reviewed each of the company's executive compensation programs, focusing on employee incentive compensation plans. At the completion of the review, management and the Compensation Committee concluded that there is little motivation or opportunity for employees to take undue risks to earn incentive compensation awards and that the incentive compensation plans properly incentivize employees to achieve long-term goals and do not create undue risks for the company.

              Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee's principal functions consist of:

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  identifying individuals qualified to become members of our Board and ensuring that our Board has the requisite expertise;

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  developing, and recommending to the Board for its approval, qualifications for trustee candidates and periodically reviewing these qualifications with the Board;

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  reviewing the committee structure of the Board and recommending trustees to serve as members or chairs of each committee of the Board;

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  reviewing and recommending committee slates annually and recommending additional committee members to fill vacancies as needed;

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  developing and recommending to the Board a set of corporate governance guidelines applicable to us and, at least annually, reviewing such guidelines and recommending changes to the Board for approval as necessary;

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  overseeing the annual self-evaluations of the Board and management; and

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  overseeing our Board' compliance with our Code of Business Conduct and Ethics.

Trustee Compensation

              Our Board has established a compensation program for our independent trustees. Pursuant to this compensation program, we pay the following fees to each of our independent trustees:

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  an annual cash retainer of $75,000;

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  an additional annual cash retainer of $10,000 to the chair of our Audit Committee;

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  an additional annual cash retainer of $7,500 to the chair of our Compensation Committee; and

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  an additional annual cash retainer of $7,500 to the chair of our Nominating and Corporate Governance Committee.

              We also reimburse our independent trustees for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as trustees, including without limitation, travel expenses in connection with their attendance in-person at Board and committee meetings. Trustees who are employees do not receive any compensation for their services as trustees.

              Beginning in March 2014, the Board determined to award each independent trustee an annual share option grant to acquire 10,000 Class A common shares with a grant price set at the closing price on the NYSE of the company's Class A common shares on the date of grant. The option vests in four equal annual installments beginning one year from the date of grant.

Trustee Compensation Table

              The following table presents information relating to the total compensation of our non-employee trustees for the fiscal year ended December 31, 2015. Messrs. Hughes, Singelyn and Corrigan did not receive any compensation for their services as trustees in 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)

B. Wayne Hughes	—	—	—
Dann V. Angeloff	82,500	45,721	128,221
Matthew J. Hart	75,000	45,721	120,721
James H. Kropp	85,000	45,721	130,721
Lynn Swann	75,000	45,721	120,721
Kenneth M. Woolley	82,500	45,721	128,221
David P. Singelyn	—	—	—
John Corrigan	—	—	—

(1)
Each of the company's independent trustees in 2015, consisting of Messrs. Angeloff, Hart, Kropp, Swann and Woolley, were awarded on February 26, 2015, an option grant to acquire 10,000 Class A common shares that vests over four years with a Black-Scholes value of $4.5721 on the date of grant. As of December 31, 2015, Messrs. Angeloff, Hart, Kropp, Swann and Woolley each held share option grants to acquire a total of 30,000 Class A common shares, of which options to acquire 10,000 Class A common shares were vested and options to acquire 20,000 Class A common shares were unvested.

Board Leadership

              We have separate individuals serving as Chairman of the Board and as Chief Executive Officer. B. Wayne Hughes serves as our Non-Executive Chairman. David P. Singelyn serves as Chief Executive Officer and is responsible for the day-to-day management and profitable growth of the company.

              The company does not have a policy against one individual holding the position of Chairman and Chief Executive Officer. Rather, the Board evaluates the desirability of having a combined or separate roles for the Chairman and Chief Executive Officer from time-to-time and adopts a structure based on what it believes is in the best interests of the company and its shareholders. Currently, the Board believes that having a separate Chairman and Chief Executive Officer serves the interests of the company and its shareholders well.

              In addition, the Board has established a position of independent presiding trustee, to provide for an independent leadership role on the Board. The independent presiding trustee, who must be one of the independent trustees, presides at meetings of all non-management trustees in executive session without the presence of management. These meetings are held on a regular basis, generally following each regularly scheduled Board meeting and at the request of any non-management trustee. In addition, the independent trustees meet separately at least once annually. These sessions are designed to encourage open Board discussion of any matter of interest without our chief executive officer or any other members of management present. The position of independent presiding trustee of these sessions is appointed by the independent trustees annually for a one-year term expiring at the next annual meeting. Matthew J. Hart is the independent presiding trustee for meetings of the non-management trustees until the 2016 Annual Meeting.

Board Responsibilities and Oversight of Risk Management

              The Board is responsible for overseeing the company's approach to major risks and our policies for assessing and managing these risks. In connection with its oversight function, the Board regularly receives presentations from management on areas of risk facing our business. The Board and management actively engage in discussions about these potential and perceived risks to the business.

              In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Board committee charters and as provided in the NYSE rules. For example, the Audit Committee assists with the Board's oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. Pursuant to its charter, the Audit Committee also considers our policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews various potential areas of financial risk in detail on a regular basis. The Compensation Committee oversees the compensation of our Chief Executive Officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without undue risk taking.

              The Board committees also hear reports from the members of management to enable each committee to understand and discuss risk identification and risk management. The chair of each of the Board's standing committees reports on the discussion to the full Board at the next Board meeting. All trustees have access to members of management in the event a trustee wishes to follow up on items discussed outside the Board meeting.

Board Meetings

              The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management trustees generally meet in executive session without the presence of management in connection with each regularly scheduled Board meeting. During 2015, the Board held seven meetings and the Board committees held eight meetings. During 2015, each trustee attended at least 75% of the meetings held by the Board and all committees of the Board on which he served. Six of the company's then eight trustees attended the 2015 Annual Meeting. Trustees are encouraged, but not required, to attend the 2016 Annual Meeting.

Trustee Independence

              The Board evaluates the independence of each trustee annually based on information supplied by trustees and the company, and on the recommendations of the Nominating and Corporate Governance Committee. The company's Corporate Governance Guidelines require that a majority of the trustees be independent in accordance with the requirements of the rules of the NYSE. A trustee qualifies as independent unless the Board determines that the trustee has a material relationship with the company, based on all relevant facts and circumstances, in accordance with NYSE rules. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships, and the Board also considers the trustee's relationships with American Homes 4 Rent, LLC ("AH LLC"), the company's sponsor and largest shareholder.

              Following its annual review of each trustee's independence, in February 2016, the Nominating and Corporate Governance Committee recommended to the Board and the Board determined that (1) each member of the Board, other than B. Wayne Hughes, David P. Singelyn and John Corrigan, and (2) each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is independent pursuant to the rules of the NYSE and each Audit Committee member and each Compensation Committee member meets the additional independence requirements of the rules of the SEC. Mr. Hughes was deemed not independent because of the significant ownership of his family members in AH LLC. Mr. Singelyn was deemed not independent because he is Chief Executive Officer of the company. Mr. Corrigan was deemed not independent because he is Chief Operating Officer of the company.

Consideration of Candidates for Trustee

              Shareholder recommendations. The policy of the Nominating and Corporate Governance Committee to consider properly submitted shareholder recommendations for candidates for membership on the Board is described below under "Identifying and Evaluating Nominees for Trustees." Under this policy, shareholder recommendations may only be submitted by a shareholder entitled to submit shareholder proposals under the SEC rules. Any shareholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee's name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to the Secretary at American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Recommendations should be submitted within the time frame described in this proxy statement under "Deadlines for Receipt of Shareholder Proposals for Consideration at the 2017 Annual Meeting of Shareholders" on page 28.

              Trustee Qualifications. Members of the Board should have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment and shall be most effective, in conjunction with the other nominees to the Board, in serving the long-term interests of the company and its shareholders. In general, the Board seeks to add trustees who meet the independence requirements of the NYSE rules. In addition, trustee candidates must submit a completed trustee questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert and other proxy disclosure matters and must satisfactorily complete a background investigation by a third-party firm.

              The Board has delegated to the Nominating and Corporate Governance Committee responsibility for recommending to the Board new trustees for election and assessing the skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes trustees' qualifications as independent, and may include consideration of the following, all in the context of an assessment of the perceived needs of the Board at that time:

  •
  diversity, background, skills and experience;

  •
  personal qualities and characteristics, accomplishments and reputation in the business community;

  •
  knowledge and contacts in the communities in which the company conducts business and in the company's industry or other industries relevant to the company's business;

  •
  ability and willingness to devote sufficient time to serve on the Board and committees of the Board;

  •
  knowledge and expertise in various areas deemed appropriate by the Board; and

  •
  how the individual's skills, experience and personality fit with those of other trustees in maintaining an effective, collegial and responsive Board.

There are no other policies or guidelines that limit the selection of trustee candidates by the Nominating and Corporate Governance Committee, and the Nominating and Corporate Governance Committee and the Board have and exercise broad discretion to select trustee candidates who will best serve the Board, the company and its shareholders.

              Identifying and Evaluating Nominees for Trustees. The company was formed, and eight of the nine current Board members were first elected, in 2012. The Nominating and Corporate Governance Committee expects to utilize a variety of methods for identifying and evaluating new nominees for trustee. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for trustee.

              Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

              As described above, the Nominating and Corporate Governance Committee will consider properly submitted shareholder nominations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a trustee candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications with the Board

              The company provides a process by which shareholders and interested parties may communicate with the Board. Any shareholder communication to the Board should be addressed to: Board of Trustees, c/o Secretary, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Communications that are intended for a specified individual trustee or group of trustees should be addressed to the trustee(s) c/o Secretary at the above address, and all such communications received will be forwarded to the designated trustee(s).

Company Policy Prohibiting Pledge of Shares and Hedging Transactions

              The company's trading policies restrict transactions in company shares by executive officers and trustees. All trades by executive officers and trustees must be pre-cleared. Unless waived by the Nominating and Corporate Governance Committee, executive officers and trustees are expressly prohibited from trading in puts or calls, from engaging in short sales of company shares and from pledging company shares or using it as part of a margin account.

PROPOSAL 1
ELECTION OF TRUSTEES

Our Trustees

              Our Board consists of nine members. Of these nine trustees, six trustees, constituting a majority, are considered "independent" within the meaning of the listing standards of the NYSE.

Nominees for Trustee

              Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the nine persons listed below to serve as trustees for a one-year term beginning with the 2016 Annual Meeting, or until their successors, if any, are elected or appointed. All the nominees are presently trustees, and each nominee has consented to be named in this proxy statement and to serve if elected.

              Eight of the nine nominees have served as trustees since the company's formation in 2012. The ninth nominee, Douglas N. Benham, was appointed to the Board in March 2016 in connection with the company's merger with American Residential Properties, Inc. Pursuant to the merger agreement, the former board of directors of American Residential Properties, Inc. nominated Mr. Benham for consideration as a trustee on the Board, subject to, among other matters, the Board determining that Mr. Benham qualified as an independent trustee under applicable regulatory requirements and was otherwise reasonably satisfactory to the Board.

Biographical Information

              Set forth below is biographical information for each of the trustee nominees.

              B. Wayne Hughes —Mr. Hughes, age 82, has served as our Non-Executive Chairman since October 2012. In June 2011, Mr. Hughes co-founded AH LLC, a private company formed to capitalize on the dislocation in the single-family home market and an affiliate of the company. In 1972, Mr. Hughes founded Public Storage (NYSE: PSA), one of the nation's largest real estate investment trusts, where he served as a trustee from 1980 to 2012 and retired as Chief Executive Officer in November 2002. In 2006, Mr. Hughes founded ACE, a real estate management company with 62 retail and office properties across California and Hawaii. Mr. Hughes earned a B.A. in Business from the University of Southern California and is qualified to serve as a trustee of the company due to his more than 40 years of real estate, financial and operational expertise, including the organization of Public Storage in 1972 and its management until 2002.

              David P. Singelyn —Mr. Singelyn, age 54, has served as a trustee of the company and our Chief Executive Officer since October 2012. Mr. Singelyn co-founded AH LLC with Mr. Hughes in June 2011 and served as the Chief Executive Officer of American Homes 4 Rent Advisor, LLC, our former manager, until the company internalized its senior management on June 10, 2013. From 2003 through April 2013, Mr. Singelyn was Chairman and President of Public Storage Canada, a real estate company previously listed on the Toronto Stock Exchange, where he built a management team that restructured the operations of Public Storage Canada, including building an operations team and installing accounting and operating computer systems. In 2010, Mr. Singelyn facilitated the restructuring of the ownership entity that was traded on the Toronto stock exchange resulting in Public Storage Canada "going private." In 2005, Mr. Singelyn, along with Mr. Hughes, founded ACE, and he now serves as a co-manager of ACE. Mr. Singelyn is also a director of the William Lawrence and Blanche Hughes Foundation, a non-profit organization dedicated to research of pediatric cancer. Mr. Singelyn served as the Treasurer for Public Storage, from 1989 through 2003, where he was responsible for equity capital raising, debt issuances, corporate cash management and financial management for Public Storage and its subsidiary operations. During his tenure, and with his involvement, Public Storage raised funds through the public and institutional marketplaces, including from a number of state pensions. Mr. Singelyn started his career at Arthur Young and Company (now a part of Ernst & Young LLP) and also served as Controller of Winchell's Donut Houses where he was responsible for all accounting functions. Mr. Singelyn earned a B.S. in Accounting and a B.S. in Computer Information Systems from California Polytechnic University—Pomona and is qualified to serve as a Trustee due to his extensive real estate, financial and operational experience with private and public companies.

              John "Jack" Corrigan —Mr. Corrigan, age 55, has served as a trustee of the company and our Chief Operating Officer since October 2012. From November 2011 until our internalization of senior management in June 2013, Mr. Corrigan was the Chief Operating Officer of American Homes 4 Rent Advisor, LLC, our former manager. From 2006 to 2011, Mr. Corrigan was the Chief Executive Officer of A & H Property and Investments, a full service leasing and property management company in Los Angeles County with a portfolio of residential, retail, industrial and office properties where he was responsible for acquisitions, dispositions, development, financing and management operations. Mr. Corrigan served as Chief Financial Officer of PS Business Parks Inc. (NYSE: PSB), a publicly-traded REIT specializing in office and industrial properties throughout the United States, from 1998 to 2004. Prior to his tenure at PS Business Parks, Mr. Corrigan was a partner in the accounting firm of LaRue, Corrigan & McCormick where he was responsible for the audit and consulting practice of that firm. Mr. Corrigan started his career at Arthur Young and Company (now a part of Ernst & Young LLP) and also served as Vice President and Controller of Storage Equities, Inc. (a predecessor entity to Public Storage). Mr. Corrigan earned a B.S. in Accounting from Loyola Marymount University. Mr. Corrigan is qualified to serve as a trustee of the company due to his extensive real estate, financial and operational experience with public and private companies.

              Dann V. Angeloff —Mr. Angeloff, age 80, has served as a trustee of the company since November 2012 and is Chairman of the Nominating and Corporate Governance Committee. Mr. Angeloff founded The Angeloff Company in 1976. The company is a corporate financial advisory firm advising top management of small and mid-sized companies in the areas of capital sourcing, merger-acquisition and other financial services and has served as its President. He is and has been active in the capital markets as an investment banker and corporate financial advisor for over 50 years and has been responsible for over 80 financial transactions with a major emphasis in initial public offerings. He currently serves on the board of Electronic Recyclers International, Inc. Within the last five years, Mr. Angeloff has served on the following boards: Bjurman, Barry Fund, Inc., Nicholas-Applegate Growth Equity Fund, Public Storage and SoftBrands, Inc. Mr. Angeloff received a B.S. in Finance and an M.B.A. in Finance from the University of Southern California. Mr. Angeloff is qualified to serve as a trustee of the Company due to his investment banking background and knowledge of capital markets and his public company board experience. In addition, he is one of the founders of the National Association of Corporate Directors, or NACD, and former Chairman and President and currently Founding Chairman emeritus of the Southern California NACD Chapter and brings his extensive knowledge of corporate governance practices to our Board and to our Nominating and Corporate Governance Committee.

              Douglas N. Benham —Mr. Benham, age 59, has served as a trustee of the company since March 2016 when he was appointed to the Board in connection with the company's merger with American Residential Properties, Inc. as described above. He is the President and Chief Executive Officer of DNB Advisors, LLC, a restaurant industry consulting firm, and served as President and Chief Executive Officer of Arby's Restaurant Group, Inc. from 2004 to 2006. From 1989 until 2003, Mr. Benham was Chief Financial Officer and, from 1997 until 2003, served on the Board of Directors, of RTM Restaurant Group, Inc., an Arby's franchisee. Currently, Mr. Benham also serves as Chairman of the Board and Executive Chair of Bob Evans Farms, Inc. (NASDAQ: BOBE) and a director of CNL Healthcare Properties II, Inc., a non-traded public real estate investment trust. He formerly served as a director of American Residential Properties, Inc. until its acquisition in 2016, a director of the Global

Income Trust, a non-traded public real estate investment trust, until its acquisition in 2015, a director of Sonic Corp. (NASDAQ: SONC) until 2014, and a director of O'Charley's Inc. until its acquisition in 2012. He is also a member of the Board of Advisors/Managers of Quiznos, Border Partners and United Pacific Oil, which are privately held companies. He received a B.A. in Accounting from the University of West Florida. Mr. Benham is qualified to serve as a trustee of the company because of his experience as a senior executive officer at, and consultant to, various business enterprises, his experience as a board member of other publicly traded companies and his expertise in accounting and finance.

              Matthew J. Hart —Mr. Hart, age 63, has served as a trustee of the company since November 2012 and is a member of the Audit Committee and the Compensation Committee. Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, or Hilton, a global hospitality company, from May 2004 until the buyout of Hilton by a private equity firm in October 2007. He also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of the Walt Disney Company, Executive Vice President and Chief Financial Officer for Host Marriott Corp., Senior Vice President and Treasurer for Marriott Corporation and Vice President, Corporate Lending, for Bankers Trust Company. Mr. Hart currently serves on the board of directors of American Airlines Group, Inc. (NASDAQ:AAL) and Air Lease Corporation (NYSE:AL). Mr. Hart was also a director of US Airways Group, Inc. until it merged with American Airlines, Inc. in December 2013 and was a director of B. Riley Financial, Inc. until November 2015. Mr. Hart received a B.A. in Economics and Sociology from Vanderbilt University and an M.B.A. in Finance and Marketing from Columbia University. Mr. Hart is qualified to serve as a trustee of the company due to his financial expertise, risk management experience, extensive experience as a senior operating and finance executive in developing strategies for large public companies, his mergers and acquisitions experience, and his service as a public company director.

              James H. Kropp —Mr. Kropp, age 67, has served as a trustee of the company since November 2012 and is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Since 2009, Mr. Kropp has been the Chief Investment Officer of SLKW Investments LLC, a family investment office and the successor to i3 Funds LLC. Since 2011, he has been Chief Financial Officer of Microproperties LLC, an investor and asset manager of net leased restaurant properties. From 2009 until its sale in February 2012, he served as Interim CFO of TaxEase LLC, a tax lien finance company. Since 1998, Mr. Kropp has served as a director of PS Business Parks Inc., and is the Chair of its Compensation Committee and a member of its Nominating/Corporate Governance Committee, positions he has also held at Affiliate Corporate Capital Trust II since its founding in 2016. Since its founding in 2011, he has been a director of Corporate Capital Trust, a registered investment company, and Chair of its Audit Committee and a member of its Nominating/Corporate Governance Committee. Mr. Kropp earned a B.B.A. in Finance from St. Francis College. He was licensed as a CPA while at Arthur Young and Company (now a part of Ernst & Young LLP). Mr. Kropp is qualified to serve as a trustee of the company due to his knowledge of investment banking and capital markets, specializing in real estate securities, his extensive experience with real estate businesses, including other real estate investment trusts, and his experience as a member of several public company boards.

              Lynn Swann —Mr. Swann, age 64, has served as a trustee of the company since November 2012 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Swann has been the President of Swann, Inc., a marketing and consulting company, since 1976, and the Managing Director of the LS Group, which is a third party capital fundraising firm, since 2008. Since 1979, Mr. Swann has been the National Spokesman for Big Brothers Big Sisters of America, served on their National Board from the mid-1980's to 2011 and was Chairman of the Board from 1993 to 1995. Mr. Swann also played nine seasons in the National Football League (NFL) for the

Pittsburgh Steelers, was selected to three Pro Bowls, won four Super Bowls, and was inducted into the Pro Football Hall of Fame in 2001. After his NFL career, Mr. Swann engaged in television sports broadcasting for ABC Sports. Mr. Swann is a board member of Fluor (NYSE:FLR) and Caesar's Entertainment Corp. (NASDAQ:CZR) and, within the last five years, was also a director of H.J. Heinz Co. and Hershey Entertainment and Resorts. Mr. Swann earned a B.A. in Public Relations from the University of Southern California and is qualified to serve as a trustee of the company due to his media and public relations experience, consumer awareness skills, diverse business and political background and management-level decision-making experience.

              Kenneth M. Woolley —Mr. Woolley, age 69, has served as a trustee of the company since November 2012 and is Chairman of the Compensation Committee and a member of the Audit Committee. He is the founder of Extra Space Storage, Inc. (NYSE: EXR), or Extra Space, a self-storage real estate investment trust, and he currently serves as its Executive Chairman. He served as Chairman and Chief Executive Officer of Extra Space from its inception in 2004 through March 2009 and was formerly Chief Executive Officer of Extra Space's predecessor. From 1994 to 2002, he was an active participant on Storage USA's Advisory Board. From 1983 to 1989, he acted as a preferred developer for Public Storage, Inc. Mr. Woolley has also developed over 13,000 apartment units in 40 projects and acquired over 15,000 apartment units in the past 25 years and is the founder of several companies in the retail, electronics, food manufacturing, airline and natural resources industries. Mr. Woolley received a B.A. in Physics from Brigham Young University and an M.B.A. and Ph.D. in Business Administration from Stanford University, Graduate School of Business. Mr. Woolley is qualified to serve as a trustee of the company due to his extensive experience with public companies, including his executive experience with Extra Space, and experience with multi-family properties.

Board Recommendation

              Our Board unanimously recommends that you vote "FOR" each of the nine nominees for trustee for a one-year term.

 PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              The Board recommends that shareholders ratify the Audit Committee's selection of BDO USA, LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2016. BDO USA, LLP has acted as the company's independent registered public accountants since the company's organization in 2012.

              We are not required to seek ratification of the appointment of BDO USA, LLP, but the Board believes in doing so as a matter of good corporate governance. Even if the appointment of BDO USA, LLP is ratified by the shareholders, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interest of the company and its shareholders. If shareholders do not ratify the appointment of BDO USA, LLP, the Audit Committee will reconsider its selection, but may nevertheless determine to appoint them.

              Representatives from BDO USA, LLP will be in attendance at the 2016 Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

              The following table shows the fees billed to the company by BDO USA, LLP for audit and other services provided for fiscal years 2015 and 2014:

	2015	2014

Audit fees (1)	$1,524,080	$1,842,424
Audit-related fees (2)	$—	$42,675
Tax fees	$—	$—
All other fees	$—	$—
Total	$1,524,080	$1,885,099

(1)
Audit fees represent fees for professional services provided in connection with the audit of the company's annual financial statements, review of the quarterly financial statements included in the company's quarterly reports on Form 10-Q and services in connection with the company's registration statements, securities offerings and audits of financial statements of certain acquired assets.

(2)
Audit-related fees represent fees for professional services primarily provided in connection with audits of acquisitions included in filings by the company.

Auditor Independence. The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining the independence of the company's independent registered public accounting firm.

Policy to Approve Services of Independent Registered Public Accounting Firm. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy relating to services performed by the company's independent registered public accounting firm. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, a list of specific services within certain categories of services, including audit and audit-related services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for all such services shall not exceed $200,000 prior to reporting such pre-approved engagements to the Audit Committee in accordance with the following sentence, and the review by the Audit Committee of such engagements. The Chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including:

  •
  the type of services covered by the engagement;
  •
  the dates the engagement is scheduled to commence and terminate;
  •
  the estimated fees payable by us pursuant to the engagement;
  •
  other material terms of the engagement; and
  •
  such other information as the Audit Committee may request.

Under this policy, the Audit Committee pre-approved all services performed by BDO USA, LLP during 2015, including those listed in the previous table. The Chairman of the Audit Committee has the authority to grant required approvals between meetings of the Audit Committee, provided that any exercise of this authority is reviewed at the next Audit Committee meeting.

Board Recommendation

              The Board unanimously recommends that you vote "FOR" the ratification of the appointment of BDO USA, LLP as the company's independent registered public accounting firm for fiscal year 2016.

 Audit Committee Report

              The Audit Committee's responsibilities include appointing the company's independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the company's financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the company's independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

              Management is responsible for the company's financial statements, including the estimates and judgments on which they are based, for maintaining effective internal controls over financial reporting and for assessing the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and for issuing a report thereon. It is not the Audit Committee's responsibility to plan or conduct audits or to determine that the company's financial statements and disclosures are complete, accurate and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. The Audit Committee's responsibility is to monitor and oversee these processes and the Audit Committee necessarily relies on the work and assurances of the company's management and of the company's independent registered public accounting firm.

              In connection with its oversight responsibilities related to the company's financial statements included in the company's Annual Report on Form 10-K, the Audit Committee met with management and BDO USA, LLP, the company's independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the company's independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also discussed with the company's independent registered public accounting firm the overall scope and plans for the annual audit, the results of their examinations, their evaluation of the company's internal controls and the overall quality of the company's financial reporting.

              The company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the PCAOB, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm's provision of non-audit services to the company and its affiliates is compatible with the firm's independence.

              In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. The Audit Committee also approved the appointment of BDO USA, LLP as the company's independent registered public accountants for the fiscal year ending December 31, 2016 and recommended that the Board submit this appointment to the company's shareholders for ratification at the 2016 Annual Meeting.

THE AUDIT COMMITTEE
James H. Kropp, Chairman
Matthew J. Hart
Kenneth M. Woolley

PRINCIPAL SHAREHOLDERS

              The following table sets forth information regarding the beneficial ownership of our common shares and common shares into which units in American Homes 4 Rent, L.P., our operating partnership ("OP units"), may be exchangeable by each person known by us to be the beneficial owner of 5% or more of our common shares and OP units.

Share Ownership of 5% or Greater Beneficial Owners

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Number of Common Shares and OP Units Beneficially Owned(2)	Percentage of All Common Shares(1)	Percentage of All Common Shares and OP Units Beneficially Owned(2)
Five Percent or Greater Beneficial Owners:
American Homes 4 Rent, LLC (AH LLC) 30601 Agoura Road, Ste. 200 Agoura Hills, CA 91301(3)(4)	7,495,858	61,772,502	3.09%	20.73%
Alaska Permanent Fund Corporation 801 West 10th Street, Suite 302 Juneau, Alaska 99801(5)	45,171,894	45,171,894	18.63%	15.16%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(6)	24,614,122	24,614,122	10.15%	8.26%
Tamara Hughes Gustavson(7)	12,895,561	12,895,561	5.32%	4.33%
B. Wayne Hughes(7) c/o 30601 Agoura Road, Ste. 200 Agoura Hills, CA 91301	7,010,000	7,010,000	2.89%	2.35%
Tourbillon Capital Partners, L.P. 444 Madison Avenue, 26th Floor New York, NY 10022(8)	16,251,976	16,251,976	6.70%	5.45%
ClearBridge Investments, LLC 620 8th Avenue New York, NY 10018(9)	12,340,995	12,340,995	5.09%	4.14%

(1)
Assumes 241,796,328 Class A and 635,075 Class B common shares are outstanding as of March 11, 2016. All Class B common shares are held by AH LLC.

(2)
Assumes a total of 298,044,457 common shares and OP units (which OP units may be redeemed for cash or, at our option, exchanged for our Class A common shares) are outstanding as of the date of this proxy statement, excluding OP units held by the company.

(3)
HF Investments 2010, LLC, which is comprised of trusts established by Mr. Hughes for certain of his heirs, owns approximately 88.66% membership interest in AH LLC. The balance of the membership interest of AH LLC is owned by entities owned by family members of Mr. Singelyn (4.92% membership interest), Mr. Corrigan (4.92% membership interest), and Mr. Marvin M. Lotz (0.5% membership interest) and individually by Mr. Goldberg (1% membership interest). Messrs. Singelyn, Corrigan, Lotz and Goldberg have pledged their membership interests in AH LLC to a company wholly-owned by Ms. Gustavson to secure loans to them (or their family entities) by Ms. Gustavson's company. Mr. Singelyn is the sole manager of each of HF Investments 2010, LLC and AH LLC. As the sole manager of AH LLC, Mr. Singelyn has voting and dispositive power over the 61,772,502 common shares and OP units directly owned by AH LLC and may be deemed to have beneficial ownership over such securities.

(4)
AH LLC ownership interests include:

(i) 6,860,783 Class A common shares issued by us;

(ii) 635,075 Class B common shares issued by us (for voting purposes, each Class B common share entitles the holder to 50 votes on all matters on which the holders of Class A common shares are entitled to vote);

  (iii) 45,526,644 Class A units issued by our operating partnership ("Class A units"); and

  (iv) 8,750,000 Series D units issued by our operating partnership ("Series D units").

(5)
Acting for and on behalf of the funds which APFC is designated by Alaska Statutes 37.13 to manage and invest. This information is based on Amendment No. 1 to a Schedule 13D filed on February 14, 2014 by the Alaska Permanent Fund Corporation to report that it has sole voting and dispositive power over such shares.

(6)
This information is as of December 31, 2015 and is based solely on a Schedule 13G/A filed on February 10, 2016 by The Vanguard Group as investment advisor to report that it (including affiliates) has sole voting power with respect to 337,603 Class A common shares, shared voting power with respect to 120,000 Class A common shares, sole dispositive power with respect to 24,614,122 Class A common shares and shared dispositive power with respect to 235,679 Class A common shares. These shares include 12,151,881 Class A common shares held by the Vanguard REIT Index Fund, which reported on a Schedule 13G/A filed on February 9, 2016, that it has sole voting power with respect to 12,151,881 Class A common shares.

(7)
Mr. Hughes is Chairman of the Board and Ms. Gustavson is his daughter. The information is provided in a Schedule 13D filed September 2, 2015, as amended by a Schedule 13D/A filed jointly by them on September 4, 2015 to report that Ms. Gustavson has sole voting and dispositive power over 12,895,561 Class A common shares and Mr. Hughes has sole voting and dispositive power over 7,010,000 Class A common shares. Ms. Gustavson and Mr. Hughes each disclaim any beneficial ownership of the shares held by the other.

(8)
This information is as of December 31, 2015 and is based solely on a Schedule 13G/A filed on February 16, 2016 by Tourbillon Capital Partners, L.P. to report shared voting and dispositive power with respect to 16,251,976 Class A common shares, including 2,329,400 shares underlying currently exercisable options. The Schedule 13G further indicated that Jason H. Karp has shared voting and dispositive power with respect to 16,251,976 Class A common shares, including 2,329,400 shares underlying currently exercisable options.

(9)
This information is as of December 31, 2015 and is based on a Schedule 13G filed on February 16, 2016 by ClearBridge Investments, LLC to report that it has sole voting power with respect to 5,577,246 Class A common shares and sole dispositive power with respect to 5,682,941 Class A common shares. The Schedule 13G further indicated that ClearBridge, LLC has sole voting power with respect to 4,624,104 Class A common shares and sole dispositive power with respect to 6,658,054 of Class A common shares.

              The following table sets forth information, as of March 11, 2016, regarding the beneficial ownership of our common shares and common shares into which units in American Homes 4 Rent, L.P., our operating partnership ("OP units"), may be exchangeable by (1) each of our named executive officers, (2) each of our trustees and (3) all of our executive officers and trustees as a group. Except as otherwise indicated, each trustee and executive officer has sole voting and investment power over his or her shares.

Share Ownership of Trustees and Management

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Number of Common Shares and OP Units Beneficially Owned(2)	Percentage of All Common Shares(1)	Percentage of All Common Shares and OP Units Beneficially Owned(2)
Trustees and Executive Officers:
B. Wayne Hughes	7,010,000	7,010,000	2.89%	2.35%
David P. Singelyn(3)(8)(10)	7,534,808	61,811,452	3.11%	20.74%
John Corrigan(4)(8)(10)	18,950	18,950	*	*
Diana M. Laing(8)	52,500	52,500	*	*
David Goldberg(5)(8)(10)	87,600	87,600	*	*
Bryan Smith(8)(10)	215,298	215,298	*	*
Sara Vogt-Lowell(8)(10)	105,281	105,281	*	*
Dann V. Angeloff(6)(9)	50,500	50,500	*	*
Douglas N. Benham	16,707	28,915	*	*
Matthew J. Hart(9)	30,000	30,000	*	*
James H. Kropp(7)(9)	27,500	27,500	*	*
Lynn Swann(9)	25,500	25,500	*	*
Kenneth Woolley(9)	18,833	18,833	*	*
All trustees and executive officers as a group (13 persons)(3)(8)(9)	15,193,477	69,482,329	6.27%	23.31%

*
Represents less than 1.0%

(1)
Assumes 241,796,328 Class A common shares and 635,075 Class B common shares are outstanding as of March 11, 2016.

(2)
Assumes a total of 298,044,457 common shares and OP units (which OP units may be redeemed for cash or, at our option, exchanged for our Class A common shares) are outstanding as of the date of this proxy statement, excluding OP units held by the company. Does not reflect Class A common shares reserved for potential future issuance under our Amended and Restated 2012 Equity Incentive Plan, or 2012 Incentive Plan.

(3)
Includes 100 Class A common shares registered to and beneficially owned by Mr. Singelyn, 100 Class A common shares registered to and beneficially owned by Mr. Singelyn's wife, 20,000 Class A common shares registered to an entity for the benefit of Mr. Singelyn and members of his family and all of the ownership interest of AH LLC and to which Mr. Singelyn has voting and dispositive power. See notes 3 and 4 to the Share Ownership of 5% or Greater Beneficial Owners table above.

(4)
Includes 100 Class A common shares registered to and held beneficially by Mr. Corrigan's wife. Does not include any beneficial interest Mr. Corrigan may have in common shares and OP units held by AH LLC. See notes 3 and 4 to the Share Ownership of 5% or Greater Beneficial Owners table above.

(5)
Does not include any beneficial interest Mr. Goldberg may have in common shares and OP units held by AH LLC. See notes 3 and 4 to the Share Ownership of 5% or Greater table above.

(6)
Represents Class A common shares issued to entities and IRA for the benefit of Mr. Angeloff and members of his family to which Mr. Angeloff has voting and dispositive power.

(7)
Includes 10,000 Class A common shares registered to Schwab LCC, custodian FBO James H. Kropp IRA.

(8)
Excludes options to purchase our Class A common shares granted to our executive team under the 2012 Incentive Plan that will not vest within 60 days of March 11, 2016.

(9)
Includes 12,500 vested share options to acquire Class A common shares of the company.

(10)
Includes the following vested share options: 18,750 for each of Messrs. Singelyn and Corrigan; 50,000 for Ms. Laing; 87,500 for Mr. Goldberg; 100,000 for Ms. Vogt-Lowell; and 187,500 for Mr. Smith.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

              Our Compensation Discussion and Analysis describes our compensation for our principal executive officer, principal financial officer and the three next most highly compensated persons who were executive officers of the company on December 31, 2015. The Compensation Discussion and Analysis explains the objectives of our executive compensation programs, outlines the elements of executive officer compensation and describes the factors considered by the Compensation Committee to determine the amounts of compensation for executive officers for 2015 performance.

2015 Compensation Summary

              For 2015, our Compensation Committee continued to hold cash compensation of our named executive officers at conservative levels. With respect to base salaries, the Compensation Committee maintained base salaries at 2015 levels for Messrs. Singelyn and Corrigan. After considering the recommendations of our chief executive officer, the Compensation Committee increased Ms. Laing's base salary to $260,000 and Ms. Vogt-Lowell's and Mr. Smith's base salaries to $210,000.

              With respect to incentive compensation, the Compensation Committee weighted 2015 incentive compensation towards equity awards rather than cash incentives for named executive officers, other than Messrs. Singelyn and Corrigan who have an ownership interest in AH LLC, our sponsor. The Compensation Committee believes equity awards clearly align management and shareholder interests, particularly for share option awards, which have value only as the share price of the company increases from the share price on the date of grant. Accordingly, in February 2015, after considering the recommendations of our chief executive officer, the Compensation Committee granted 10,000 restricted share units, or RSUs, to Ms. Laing, a share option to acquire 50,000 Class A shares to Mr. Smith and a share option to acquire 20,000 Class A common shares and an award of 20,000 RSUs to Ms. Vogt-Lowell.

              Cash bonuses for 2015 were paid at the discretion of the Compensation Committee, after considering the recommendations of our chief executive officer for the named executive officers reporting to him and the views of other Board members. In connection with determining cash bonuses for 2015 performance, the Compensation Committee considered the company's improved operations and occupancy rates and robust growth in core funds from operations, or Core FFO, and core net operating income, or Core NOI, during 2015 compared to 2014. The Compensation Committee also considered several extraordinary transactions during 2015, including the company's merger with American Residential Properties, Inc. in a transaction valued at $1.3 billion as well as significant financing transactions, including two new securitizations that raised over $1 billion during 2015. After consideration of these factors and consideration of the recommendations of our chief executive officer, the Compensation Committee awarded cash bonuses of $150,000 to each of Mr. Smith, Ms. Laing and Ms. Vogt-Lowell based on their significant roles in achieving these accomplishments. With respect to Messrs. Singelyn and Corrigan, the Compensation Committee considered their roles and ownership interests in AH LLC and the views of other Board members and, although recognizing their significant contributions to the company's 2015 performance, determined not to award cash bonuses to these individuals.

2016 Compensation Outlook

              In February 2016, the Compensation Committee reviewed base salaries and considered the recommendations of our chief executive officer. Following the Compensation Committee's review, the Compensation Committee approved an increase in Mr. Smith's annual base salary to $230,000 and in Ms. Vogt-Lowell's annual base salary to $220,000. In February 2016, the Compensation Committee also awarded a share option to acquire 60,000 Class A common shares to each of Ms. Laing and Ms. Vogt-Lowell and a share option to acquire 40,000 Class A common shares to Mr. Smith.

              As was true for 2015, the Compensation Committee determined not to establish performance targets for bonus payments for 2016 performance. The Compensation Committee intends to review the performance of the company and management at year-end and to maintain flexibility to reward management based on accomplishments with the benefit of hindsight.

Executive Compensation

              From our formation in 2012 through June 10, 2013, we did not have any employees whom we compensated directly with salaries or other cash compensation. Our executive, administrative, financial, property management and marketing and leasing personnel were provided by AH LLC through Malibu Management Inc., or MMI, an affiliate of AH LLC. Effective June 10, 2013, our operating partnership acquired our former manager and property manager and we entered into an employee administration agreement with MMI to obtain the exclusive services of our management, including our executive officers. The employee administration agreement terminated December 2014 and effective December 11, 2014, we hired all the AH LLC employees engaged in acquisition and renovation activities for us. During the term of the employee administration agreement, our management and property management personnel (including our executive officers) were fully dedicated to us, and we directed MMI with respect to the terms and conditions of employment of these personnel, including making all determinations as to the elements and amount of compensation and benefits to be provided.

    Compensation Overview

              The primary goal of our executive compensation program is to align the interests of our named executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent. The Compensation Committee oversees the compensation of our named executive officers, including setting base salaries, awarding bonuses and making equity awards to our named executive officers. The Compensation Committee also oversees the company's equity plan. The Compensation Committee goals are to design a compensation program that rewards, among other things, favorable shareholder returns, share appreciation, the company's competitive position within our segment of the real estate industry and each executive officer's long-term career contributions to the company. Our compensation incentives that are designed to further these goals have taken the form of transaction bonuses and annual cash compensation and equity awards, and long-term cash and equity incentives for our named executive officers.

              All equity and cash bonus awards to our named executive officers during 2015 were made at the discretion of the Compensation Committee in recognition of the accomplishment of significant corporate achievements. Future equity and cash bonuses may be measured by performance targets established in advance by our Compensation Committee. In addition, our Compensation Committee may decide to make awards to new executive officers in order to attract talented professionals.

              Our "named executive officers" during 2015 were: David P. Singelyn, Chief Executive Officer and a trustee; John Corrigan, Chief Operating Officer and a trustee; Diana M. Laing, Chief Financial Officer; Bryan Smith, Executive Vice President and Director of Property Operations, and Sara Vogt-Lowell, Chief Legal Officer.

    Factors Considered by the Compensation Committee in Making Decisions for 2015

              In evaluating executive officer compensation for 2015, the Compensation Committee considered input from the other trustees and, for named executive officers reporting to him, our chief executive officer, as well as the business judgment and experience of each member of the Compensation Committee with respect to the compensation. With respect to Messrs. Singelyn and

Corrigan, the Compensation Committee also considered that these individuals have a significant equity investment in the company through their ownership interest in the company's sponsor, AH LLC, and considered the views of other Board members in determining not to award these individuals cash bonuses or equity awards. Although the Compensation Committee is authorized to retain third-party compensation consultants, it has not done so.

    Role of Management in Determining the Compensation of Executive Officers

              Mr. Singelyn attends most meetings of the Compensation Committee. He does not vote on items before the Compensation Committee and is not present during the Compensation Committee's discussions and determination concerning his compensation. The Compensation Committee and the Board solicit his view on the performance of the named executive officers reporting to him and consider his recommendations. For 2015, the Compensation Committee set base salaries, bonus and equity compensation for our named executive officers after considering Mr. Singelyn's recommendations, the views of other Board members and after reviewing and discussing the matter as a committee. Although the Compensation Committee may delegate its authority to members of the Compensation Committee pursuant to its charter, to date, the Compensation Committee has not done so.

    Elements of Executive Officer Compensation

              The following is a summary of the elements of and amounts paid under our compensation plans for fiscal year 2015 to our named executive officers. Because we were only recently formed and were previously externally managed, historical individual compensation information is not meaningful for prior periods.

    Annual Base Salary

              Base salaries are designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive's career. In determining base salaries, our Compensation Committee considers each named executive officer's role and responsibilities, unique skills, future potential with the company, salary levels for similar positions in our core markets and internal pay equity. After reviewing the matter and considering the recommendations of our chief executive officer, in February 2015, the Compensation Committee increased Ms. Laing's annual base salary to $260,000, Mr. Smith's annual base salary to $210,000 and Ms. Vogt-Lowell's annual base salary to $210,000.

    Cash Bonuses

              Annual cash bonuses are designed to incentivize our named executive officers at a variable level of compensation based on the performance of both the company and such individual. In connection with our annual cash bonus program, our Compensation Committee will determine annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus plan is designed to either (i) reward the achievement of specific, pre-established financial and operational objectives or (ii) provide for awards based on the Compensation Committee's subjective evaluation of an executive's performance and accomplishments during the year. In addition, the Compensation Committee has discretion to award cash bonuses during the year for an executive's accomplishments with respect to a particular transaction or achievement.

              For 2015, the Compensation Committee did not set performance targets in advance. The view of the Compensation Committee is that while the company is still in its early growth phase, management needs flexibility to respond to opportunities and challenges as they arise, and to be rewarded for those responses. The Compensation Committee therefore prefers to look back at annual performance when it is easy to see the opportunities and challenges and to evaluate management's responses. Accordingly, in February 2016, in connection with determining cash bonuses for 2015 performance, the Compensation Committee considered the company's improved operations and occupancy rates and robust growth in Core FFO and Core NOI during 2015 compared to 2014. The Compensation Committee also considered several extraordinary transactions during 2015, including the company's merger with American Residential Properties, Inc. in a transaction valued at $1.3 billion as well as significant financing transactions, including two new securitizations that raised over $1 billion during 2015. After consideration of these factors and consideration of the recommendations of our chief executive officer, the Compensation Committee awarded cash bonuses of $150,000 to each of Mr. Smith, Ms. Laing and Ms. Vogt-Lowell based on their significant roles in achieving these accomplishments. With respect to Messrs. Singelyn and Corrigan, the Compensation Committee considered their roles and ownership interests in AH LLC and the views of other Board members and did not award any cash bonuses to these individuals, although recognizing their significant contributions to the company's 2015 performance.

    Equity Awards

              We provide equity awards pursuant to our 2012 Incentive Plan. Equity awards are designed to focus our named executive officers on and reward them for their continued service and enhancing shareholder value. In general, our total executive compensation has been more heavily weighted toward equity incentive compensation for the named executive officers who report to Mr. Singelyn. In determining equity awards, our Compensation Committee takes into account, among other factors, the company's overall financial performance, operational achievements, including acquisitions, the number of awards currently held by each named executive officer and the recommendations of our chief executive officer for the named executive officers reporting to him. Based on these factors, in February 2015, Mr. Smith received an award of a share option to acquire 50,000 Class A common shares, Ms. Vogt-Lowell received an award of a share option to acquire 20,000 Class A common shares and 10,000 RSUs and Ms. Laing received an award of 10,000 RSUs.

    Term of Employment

              Each of our named executive officers serves at the pleasure of our Board. We have not entered into employment agreements with any of our named executive officers.

    Retirement Savings Opportunities

              All full-time employees, including our named executive officers, are able to participate in a 401(k) Retirement Savings Plan, or 401(k) plan, after a prescribed period of employment. We provide this plan to help our employees save for retirement in a tax efficient manner. Under the 401(k) plan, participating employees are eligible to defer a portion of their salary beginning the January 1 or July 1 that first follows the completion of six months of employment, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution commencing six months after they are eligible to begin contributing to the 401(k) plan.

    Health and Welfare Benefits

              We provide to all full-time employees, including our named executive officers, a competitive benefits package, which includes health and welfare benefits, such as medical, dental, short- and long-term disability insurance, and life insurance benefits.

    Tax and Accounting Considerations—Code Section 162(m)

              Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly-held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation, as is certain compensation paid by a partnership, such as our operating partnership. Our shareholder-approved 2012 Incentive Plan is designed to permit the Compensation Committee to make awards that qualify for deduction as performance-based compensation consistent with the requirements of Section 162(m) of the Code. However, the Compensation Committee has and may approve compensation that does not qualify for deductibility if it deems such awards appropriate to achieve the compensation goals of the company.

Compensation Committee Report

              The Compensation Committee of the Board of Trustees of American Homes 4 Rent has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of American Homes 4 Rent for the fiscal year ended December 31, 2015. This report is provided by the following independent trustees who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Kenneth M. Woolley, Chairman
Matthew J. Hart
Lynn Swann

Compensation of Named Executive Officers

              The following table provides compensation information for our Chief Executive Officer and our Chief Financial Officer and the three other most highly compensated executive officers who were employed on December 31, 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Stock Awards(4)	All Other Compensation ($)(5)	Total ($)

David P. Singelyn	2015	259,616	–	–	–	22,600	282,216
Chief Executive Officer	2014	250,000	–	–	–	22,400	272,400
	2013	139,726	–	–	–	22,200	161,926
Diana M. Laing	2015	269,500	150,000	–	164,800	10,600	594,900
Chief Financial Officer (6)	2014	144,231	100,000	1,030,000	–	–	1,274,231
John Corrigan	2015	233,654	–	–	–	15,586	249,240
Chief Operating Officer	2014	209,134	–	–	–	16,400	225,534
	2013	83,836	75,000	–	–	–	158,836
Bryan Smith	2015	208,441	150,000	228,605	–	16,600	603,646
Executive Vice President,	2014	189,307	125,000	250,000	166,200	16,400	746,907
Director of Property Operations	2013	85,922	125,000	712,500	–	14,492	937,914
Sara Vogt-Lowell	2015	170,213	150,000	91,442	164,800	10,600	587,055
Chief Legal Officer (7)	2014	195,794	125,000	152,100	–	–	472,894
	2013	100,603	100,000	474,700	–	10,200	685,503
(1)
All executive officers, except for Ms. Laing, were first employed by the Company on June 11, 2013 following the internalization of our management (. Ms. Laing was first employed by the company on May 13, 2014. Salaries are pro-rated accordingly.

(2)
Bonuses are discretionary and will be awarded by our Compensation Committee based on a combination of individual and corporate performance.

(3)
The amounts in the "Option Awards" column reflect the grant date fair value of share options, which for 2015 awards was $4.5721 per share. For a more detailed discussion and assumptions used in valuing the awards, refer to Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(4)
RSU awards valued at the closing share price on the NYSE of $16.48 per share for Class A common shares on the date of grant.

(5)
All Other Compensation is reported in accordance with SEC rules for executives who receive more than $10,000 of such compensation and consists of car allowance payments for Messrs. Singelyn ($12,000), Corrigan ($6,000) and Smith ($6,000), and 401(k) plan contributions by the company for 2015 for Messrs. Singelyn ($10,600), Corrigan ($9,586) and Smith ($10,600) and Ms. Laing ($10,600) and Ms. Vogt-Lowell ($10,600).

(6)
In connection with Ms. Laing's employment in May 2014, she was granted an employee share option to acquire 200,000 Class A common shares with four year vesting.

(7)
Ms. Vogt-Lowell was on maternity leave, a portion of which was unpaid leave, during 2015.

 GRANTS OF PLAN-BASED AWARDS

              The following table sets forth certain information relating to grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2015.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)(2)
David P. Singelyn
Share Option Award (1)	—	—	—	—	—
RSU Award (2)	—	—	—	—	—
Annual Incentive	—	—	—	—	—

Diana M. Laing
Share Option Award (1)	—	—	—	—	—
RSU Award (2)	2/26/2015	10,000	—	—	$164,800
Annual Incentive	—	—	—	—	—

John Corrigan
Share Option Award (1)	—	—	—	—	—
Annual Incentive	—	—	—	—	—
	—	—	—	—	—

Bryan Smith
Share Option Award (1)	2/26/2015	—	50,000	$16.48	$228,605
RSU Award (2)	—	—	—	—	—
Annual Incentive	—	—	—	—	—

Sara Vogt-Lowell
Share Option Award (1)	2/26/2015	—	20,000	$16.48	$91,442
RSU Award (2)	2/26/2015	10,000	—	—	$164,800
Annual Incentive	—	—	—	—	—

(1)
Amounts shown reflect the fair value of stock option awards under the 2012 Incentive Plan computed as of the grant date. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date and expire on the tenth anniversary of the grant date. The grant date fair value with respect to such options is determined using the Black-Scholes-Merton option pricing model in accordance with ASC Topic 718. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718.

(2)
Amounts reflect the fair value of RSUs computed as of the grant date. The fair value is computed by multiplying the number of RSUs awarded by the fair market value of the company's Class A common shares on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

              The following table sets forth information for each named executive officer with respect to the outstanding unvested equity awards as of the fiscal year-end, December 31, 2015:

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Option Exercise Price ($)	Option Expiration Dates	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

David P. Singelyn	18,750	6,250	15.00	11-20-22	—	—
Diana M. Laing	50,000	150,000	17.13	5-13-24	—	—
					10,000	166,600
John Corrigan	18,750	6,250	15.00	11-20-22	—	—
Bryan Smith	75,000	25,000	15.00	11-29-22	—	—
	75,000	75,000	16.03	11-7-23	—	—
	12,500	37,500	16.62	2-6-24	—	—
	—	50,000	16.48	2-26-25	—	—
					7,500	124,950
Sara Vogt-Lowell	37,500	12,500	15.00	11-20-22	—	—
	50,000	50,000	16.03	11-7-23	—	—
	7,500	22,500	16.83	3-16-24	—	—
	—	20,000	16.48	2-26-25	—	—
					10,000	166,600
(1)
All option awards vest ratably over a period of four years from the date of grant (November 20, 2012 for grants that expire on November 20, 2022; November 29, 2012 for grants that expire on November 29, 2022; November 7, 2013 for grants that expire on November 7, 2023; February 6, 2014 for grants that expire February 6, 2024; March 16, 2014 for grants that expire March 16, 2024; May 13, 2014 for grants that expire May 13, 2024; and February 26, 2015 for grants that expire February 26, 2025).

(2)
RSUs vest in four annual installments beginning one year from the date of grant.

(3)
The value shown in this column assumes a price of $16.66 per share, the closing price for the company's Class A common shares on the NYSE on December 31, 2015.

OPTION EXERCISES AND STOCK VESTED IN 2015

              The following table provides information about options exercised by and RSU awards vested for the named executive officers during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

David P. Singelyn	—	$—	—	$—
Diana M. Laing	—	$—	—	$—
John Corrigan	—	$—	—	$—
Bryan Smith	—	$—	2,500	$41,475
Sara Vogt-Lowell	—	$—	—	$—
(1)
Value realized was calculated by multiplying the number of shares vesting by the closing price of our Class A common shares on the NYSE on the vesting date of February 6, 2015.

 PENSION/NON-QUALIFIED DEFERRED COMPENSATION PLANS

              We do not maintain a pension plan or deferred compensation plan for any of our employees, including the named executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Upon Termination

              We do not have a formal severance or retirement program for payments on termination of employment through voluntary or involuntary termination, other than as specifically set forth in the company's 2012 Incentive Plan, the 401(k) plan or as required by law. These include:

  •
  vested stock options following a voluntary termination of employment must be exercised within 90 days following the individual's last date of employment or are otherwise forfeited;

  •
  payment of any amounts contributed by the participant and the company under the 401(k) plan; and

  •
  accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability

              In the event of the death or permanent and total disability of a named executive officer while employed by the company, the named executive officer will receive the 401(k) plan contributions noted above and accrued unused vacation pay, in addition to the following:

  •
  all unvested outstanding stock options held by the named executive officer accelerate and vest as of the date of death or disability, as defined in the plan, and may be exercised during the one-year period following the date of death, but prior to expiration of the option; and

  •
  the named executive officer will receive payments under the company's life insurance program or disability plan, as applicable, similar to all other employees of the company.

Payments Upon a Change of Control

              The company's 2012 Incentive Plan provides that upon the occurrence of a "change of control" of the company:

  •
  all outstanding unvested RSUs and restricted share grants will vest immediately; and

  •
  all outstanding unvested share options vest 15 days before consummation of such a change of control and are exercisable during such 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

              A "change of control" is defined in the 2012 Incentive Plan to include:

  •
  the dissolution or liquidation of the company or a merger in which the company does not survive;

  •
  the sale of substantially all of the company's assets;

  •
  any transaction that results in any person or entity owning 50% or more of the combined voting power of all classes of our stock; or

  •
  any transaction the Board specifies as a change of control.

              The foregoing provisions do not apply to the extent (1) provision is made in writing in connection with the "change of control" for continuation of the 2012 Incentive Plan or substitution of new options, restricted shares and RSUs or (2) a majority of the Board determines that the "change of control" will not trigger application of the foregoing provisions.

              The following table shows the estimated value of the acceleration of unvested equity awards pursuant to the termination events described above assuming the change of control event occurred as of December 31, 2015 and assuming a closing market price of our Class A common shares on such date of $16.66.

Name:	Value of vesting of all outstanding unvested options (1)	Value of vesting of all outstanding RSUs (2)	Total

David P. Singelyn	$10,375	—	$10,375
John Corrigan	$10,375	—	$10,375
Diana M. Laing	$—	$166,600	$166,600
Bryan Smith	$99,250	$124,950	$224,200
Sara Vogt-Lowell	$55,850	$166,600	$222,450

(1)
Represents the difference between the exercise price of options held by the executive and the closing price of the company's Class A common shares on the NYSE on December 31, 2015 of $16.66.

(2)
Represents the number of outstanding RSUs multiplied by the closing price of the company's Class A common shares on December 31, 2015.

PROPOSAL 3
ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

              We are providing shareholders an advisory vote on the compensation of our named executive officers. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the company's accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The advisory vote will be presented on an annual basis unless otherwise disclosed.

              At the 2015 Annual Meeting of Shareholders, more than 86% of the votes cast on this proposal were voted in favor of the company's executive compensation. The Compensation Committee considered the results of the favorable shareholder vote in making its 2015 compensation decisions for our named executive officers and did not make substantial changes to its executive compensation program.

              In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the compensation tables and accompanying narrative discussion contained in this proxy statement. As described more fully in the Compensation Discussion and Analysis section, our compensation philosophy and practices seek to pay for performance and align shareholder and executive interests. Consistent with this philosophy, the Compensation Committee believes our executive compensation program is reasonable and aligned with shareholder interests.

              Accordingly, we are asking our shareholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement by voting "FOR" the following resolution:

    "RESOLVED, that the shareholders of American Homes 4 Rent approve, on an advisory basis, the compensation paid to the company's named executive officers, as disclosed in this proxy statement for the 2016 Annual Meeting pursuant to the SEC's executive compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables."

              The vote on the compensation of our named executive is advisory and nonbinding on the company. However, the Compensation Committee, which is responsible for designing and administering the company's executive compensation programs, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

Board Recommendation

              The Board unanimously recommends that you vote "FOR" approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

AH LLC

              As of March 11, 2016, AH LLC owned approximately 3.09% of our outstanding common shares. On a fully diluted basis, excluding partnership interests owned by the company and including all partnership units in our operating partnership owned by AH LLC, AH LLC has an approximate 20.73% interest in the company.

    Registration Rights Agreement

              In connection with the internalization of our management, which was previously provided by AH LLC and its affiliates, we entered into a registration rights agreement with AH LLC providing for registration rights exercisable after December 10, 2015. After June 10, 2015, if we are eligible to file a shelf registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC, AH LLC has a right to request that we file and maintain a shelf registration statement to register for resale the Class A common shares and securities convertible into Class A common shares that are held by AH LLC. In addition, AH LLC has the right to request that we cooperate with AH LLC in up to three underwritten offerings of our Class A common shares under the shelf registration statement, provided that such right may not be invoked more often than once every six months (subject to suspension rights in favor of the company) and each such underwritten offering generally must yield gross proceeds to AH LLC of not less than $100 million per offering. After December 10, 2015, AH LLC has unlimited "piggyback" registration rights to include the Class A common shares and securities convertible into Class A common shares in other registration statements that we may initiate, subject to certain conditions and limitations (including cut-back rights in favor of the company.) Under the registration rights agreement with AH LLC, we pay all expenses relating to registrations, and AH LLC pays all underwriting discounts and commissions relating to the sale of its Class A common shares. The registration rights agreement also contains other customary terms, including for indemnification. The registration rights agreement will terminate when AH LLC may freely sell its Class A common shares pursuant to Rule 144 under the Securities Act. In July 2013, the registration rights agreement was subsequently amended to provide for the registration of any Class A common shares beneficially owned by AH LLC at any time during the term of the registration rights agreement.

Alaska Permanent Fund Corporation

              As of March 11, 2016, the Alaska Permanent Fund Corporation owned approximately 18.63% of our outstanding common shares. Including the outstanding OP units other than those owned by the company, it owned approximately 15.16% of the outstanding common shares and OP units.

    Alaska Joint Venture II

              In June 2014, the company and the Alaska Permanent Fund Corporation, acting for and on behalf of the funds, that the Alaska Permanent Fund Corporation is designated by Alaska Statutes 37.13 to manage and invest ("APFC"), formed an investment vehicle ("the Alaska Joint Venture II") under the Alaska Joint Venture II Agreement. As of December 31, 2015, APFC has contributed $160 million to the Alaska Joint Venture II, and the company has contributed $40 million. The company has a promoted interest in the Alaska Joint Venture II in addition to owning 20% of its equity.

              As of December 31, 2015, the Alaska Joint Venture II owned 326 single-family properties for an estimated total investment of $133.2 million.

    Board Seat and Management Rights

              APFC has the option to designate an additional member to our Board, subject to our Board's approval. To date, APFC has not elected to do so.

    Registration Rights

              In June 2013, we acquired 100% of the membership interests in American Homes 4 Rent I, LLC (the "Alaska Joint Venture Acquisition"), a joint venture with the Alaska Permanent Fund ("APFC") and AH LLC. In connection with the Alaska Joint Venture Acquisition, we entered into a registration rights agreement with APFC at the same time we entered into the contribution agreement. Under the terms of that registration rights agreement, we were required to file a Form S-3 registration statement once we became eligible to rely on that form for registration of securities, which occurred on August 1, 2014. Thereafter, we are required to maintain that registration statement in effect and to facilitate up to three underwritten offerings of our Class A common shares under the shelf registration statement (subject to suspension rights in favor of the company). Under the registration rights agreement, we are required to pay all expenses relating to registrations, and APFC is required to pay all underwriting discounts and commissions relating to the sale of its Class A common shares. The registration rights agreement also contains other customary terms, including indemnification. The registration rights agreement will terminate when APFC may freely sell its Class A common shares pursuant to Rule 144 under the Securities Act. In accordance with the registration rights agreement, on August 8, 2014, we filed a prospectus supplement to Form S-3 registration statement effective to register for resale the Class A common shares owned by APFC and continue to maintain the effectiveness of that registration statement.

Related Party Transaction Policy

              We have adopted a written policy for the review and approval of related party transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy provides that either the Audit Committee or our full Board is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (1) the amount involved may be expected to exceed $120,000 in any fiscal year, (2) the company or one of our subsidiaries will be a participant and (3) a related person has a direct or indirect material interest. A related person is defined as an executive officer, trustee or nominee for election as trustee, or a greater than 5% beneficial owner of our common shares, or an immediate family member of the foregoing. The policy may deem certain interested transactions to be pre-approved.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act requires the company's trustees and executive officers and persons who own more than 10% of any registered class of the company's equity securities to file reports of ownership and changes of ownership of those securities with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by SEC regulations to provide the company with a copy of all Section 16(a) forms that they file. Based on a review of the reports submitted to the company and of filings on the SEC's EDGAR website and of written representations from executive officers and trustees, the company believes that all trustees and officers filed timely reports during 2015, except that one executive officer filed a late Form 4 to report a total of 208.768 common shares acquired as a result of three quarterly dividend reinvestments in 2014 on his underlying common shares.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR
CONSIDERATION AT THE 2017 ANNUAL MEETING OF SHAREHOLDERS

              Under SEC rules, any shareholder proposal intended to be presented at the 2017 Annual Meeting of Shareholders and included in the company's 2017 proxy statement must be received by us at our executive offices no later than December 1, 2016. Any such proposal should be sent to the attention of our Secretary at the address noted below and must meet the requirements of the SEC rules and our bylaws.

              In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2017 Annual Meeting of Shareholders (including nominations for trustee), but does not seek to include in the company's 2017 proxy statement, must be delivered to the company no earlier than November 1, 2016 and no later than 5:00 p.m., Pacific Standard Time, on December 1, 2016 if the shareholder wishes for the company to describe the nature of the proposal in the company's 2017 proxy statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the company in connection with the 2017 Annual Meeting of Shareholders should be addressed to: Secretary, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301.

ANNUAL REPORT ON FORM 10-K

              A copy of our 2015 Annual Report and our 2015 Annual Report on Form 10-K accompanies this proxy statement. Additional copies are available at: www.americanhomes4rent.com. The company will furnish any shareholder a paper copy of the 2015 Annual Report on Form 10-K, excluding exhibits, without charge, upon a written request to: Secretary, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Copies of exhibits will be provided at a copying charge of $0.20 per page to reimburse us for a portion of the cost.

OTHER MATTERS

              The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote the common shares represented by the proxy in accordance with their best judgment on such matters.

              You are urged to vote the accompanying proxy and sign, date and return it in the enclosed pre-addressed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

 DIRECTIONS TO THE AMERICAN HOMES 4 RENT 2016 ANNUAL MEETING

              The American Homes 4 Rent 2016 Annual Meeting of Shareholders will be at the Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, California 91301. The Sheraton Agoura Hills Hotel is off the 101 freeway and can be reached as follows:

From the 101 freeway:

              Exit the 101 freeway at Reyes Adobe Road. Turn south on Reyes Adobe Road to Agoura Road. Turn left on Agoura Road. The Sheraton Agoura Hills Hotel will be on the right-hand side at 30100 Agoura Road.

From Los Angeles International Airport (LAX):

              From LAX or points south, take the 405 freeway north to the 101 freeway north and exit at Reyes Adobe Road. Turn left (south) on Reyes Adobe Road and continue over the 101 to Agoura Road. Turn left on Agoura Road. The Sheraton Agoura Hills Hotel will be on the right-hand side at 30100 Agoura Road.

PROXY CARD

AMERICAN HOMES 4 RENT

30601 Agoura Road, Suite 200

Agoura Hills, California 91301

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and proxy card are available at

www.americanhomes4rent.com/ForInvestors/CorporateInformation/2016AnnualMeetingDocuments.html.

This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees

The undersigned, a record holder of common shares of American Homes 4 Rent, hereby appoints David P. Singelyn and John Corrigan, or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the common shares held of record by the undersigned on March 11, 2016, at the Annual Meeting of Shareholders to be held on May 3, 2016, and any adjournments thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES WILL VOTE ALL COMMON SHARES TO WHICH THIS PROXY CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES “FOR” THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND “FOR” PROPOSALS 2 AND 3.

(continued and to be signed on reverse side)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK. The Board of Trustees recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3.

1. Election of Trustees

FOR	WITHHELD
ALL	AUTHORITY FOR	NOMINEES:
☐ B. Wayne Hughes
☐ NOMINEES	☐ ALL NOMINEES	☐ David P. Singelyn
☐ FOR ALL EXCEPT (see instructions below)		☐ John Corrigan
☐ Dann V. Angeloff
☐ Douglas N. Benham
☐ Matthew J. Hart
☐ James H. Kropp
☐ Lynn Swann
☐ Kenneth M. Woolley

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

2. Ratification of appointment of BDO USA, LLP, independent registered public accountants, to audit the accounts of American Homes 4 Rent for the fiscal year ending December 31, 2016.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Advisory vote on the compensation of named executive officers

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. Other matters: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at the right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 1, 2016.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15 th AVENUE, BROOKLYN, NEW YORK 11219.

Signature of Shareholder	Date

Signature of Shareholder	Date

Note: This proxy/voting instruction card must be signed exactly as the shareholder(s) name appears hereon. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.